Exhibit 23.4

Phillip E. Brown
Consultants in Hydrogeology
26241 Wolverine Trail
Evergreen, Colorado 80439
hydrobro@aol.com

CONSENT OF PHILLIP E. BROWN

I consent to all references to my name and any quotation from, or summarization of, the technical report summary entitled “Technical Report on the Roca Honda Project, McKinley County, State of New Mexico, USA” dated February 22, 2022, effective as of December 31, 2021 (the “New Mexico Technical Report”); and the technical report summary entitled “Technical Report on the Nichols Ranch Project, Campbell and Johnson Counties, Wyoming, USA” dated February 22, 2022, effective as of December 31, 2021, as amended February 8, 2023 (the “Wyoming Technical Report”, and together with the New Mexico Technical Report, the “Technical Reports”), and any other references to my name, included or incorporated by reference in:

(i)    the Annual Report on Form 10-K for the period ended December 31, 2025 (the “10-K”) of Energy Fuels Inc. (the “Company”) being filed with the United States Securities and Exchange Commission, and any amendments or supplements thereto;

(ii)    the Company’s Form S-3 Registration Statements (File Nos. 333-278193 and 333-226878), and any amendments or supplements thereto; and

(iii)    the Company’s Form S-8 Registration Statements (File Nos. 333-217098, 333-205182, 333-194900, 333-226654, 333-254559, 333-278611 and 333-286685), and any amendments or supplements thereto.

I further consent to the filing of the Technical Reports as exhibits thereto.

/s/ Phillip E. Brown
Phillip E. Brown, C.P.G., R.P.G.
Principal Consulting Hydrogeologist
Consultants in Hydrogeology

Date: February 26, 2026